Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

March 8, 2024

bioAffinity Technologies, Inc.

22211 W Interstate 10, Suite 1206

San Antonio, Texas 78257

Re:	bioAffinity Technologies, Inc. Registration Statement on Form S-3

Dear Ladies & Gentlemen:

This opinion is being furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-275608) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, shares of common stock, par value $0.007 per share (the “Common Stock”), of bioAffinity Technologies, Inc., a Delaware corporation (the “Company”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an indeterminate aggregate offering price, as set forth in the Registration Statement and the base prospectus contained therein; and (ii) the prospectus supplement, dated March 6, 2024 (the “Prospectus”), related to the issuance and sale pursuant to the Registration Statement of up to 1,600,000 shares of Common Stock (the “Shares”). The Shares are to be sold by the Company pursuant to a securities purchase agreement (the “Securities Purchase Agreement”), dated March 6, 2024, entered into by and between the Company and the investor signatories thereto, and a placement agency agreement (the “Placement Agency Agreement”), dated March 6, 2024, entered into by and between the Company and WallachBeth Capital, LLC, the form of which will be filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof, and we express no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on the date hereof. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME
BLANK ROME LLP

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